UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2008

Pierre Foods, Inc.

(Exact Name of Registrant as Specified in Charter)

North Carolina	0-7277	56-0945643
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9990 Princeton Road

Cincinnati, OH 45246

(Address of Principal Executive Offices) (Zip Code)

(513) 874-8741

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On July 7, 2008, Pierre Foods, Inc. (the “Company” or “Pierre”) received a notice from Wachovia Bank, National Association (“Wachovia”), the administrative agent under the Credit Agreement dated June 30, 2004 among Pierre Merger Corp., as the initial borrower, Pierre, as the successor borrower, Wachovia, as administrative agent, swing line lender, an L/C issuer, and collateral agent, Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers and book-running managers, and the Lenders party thereto (as amended, modified, supplemented or restated, from time to time, the “Credit Agreement”) of an Event of Default for non-payment of interest that became due and payable on June 30, 2008.

As a result of the Event of Default under the Credit Agreement, on July 8, 2008, Wachovia delivered a Payment Blockage Notice to Pierre and U.S. Bank National Association, the trustee under its Indenture dated June 30, 2004 among Pierre, the Guarantors named therein and U.S. Bank National Association, as trustee (as amended, supplemented or otherwise modified from time to time, the “Indenture”).  The Payment Blockage Notice prohibits Pierre from making any payment or distribution of any of its assets on account of the obligations with respect to the senior subordinated notes issued under the Indenture or on account of the purchase, redemption or other acquisition of the notes, including, without limitation, the interest payment to the noteholders scheduled for July 15, 2008.

The lenders under the Credit Agreement have not accelerated the indebtedness thereunder and the Company continues to actively pursue and consider various strategic and restructuring alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERRE FOODS, INC.

By:	/s/ Cynthia S. Hughes
Cynthia S. Hughes
Chief Financial Officer

Date:  July 11, 2008